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                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

April 4, 2002


Dear Sir/Madam:

We have read the first four (4) paragraphs and the last paragraph of Item 4 included in the Form 8-K dated April 3, 2002 of Advance Auto Parts, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP




CMG


Copy to:
Mr. Jimmie L. Wade
President and Chief Financial Officer
Advance Auto Parts, Inc.